Exhibit 99.1

[NATCO Logo] Press Release

2950 North Loop West, Suite 700

Houston, TX 77092

Phone: (713) 685-8082 Fax: (713) 683-7841

NATCO Group Inc. Names CFO

Bradley P. Farnsworth to be Senior Vice President

And Chief Financial Officer

Houston, Texas, USA (October 9, 2006): NATCO Group Inc. (NYSE: NTG) announced today that Bradley P. Farnsworth has been named Senior Vice President and Chief Financial Officer filling a recent vacancy.

John U. Clarke, Chairman and Chief Executive Officer, said, "We are delighted that Brad has elected to join the NATCO team as Senior Vice President and Chief Financial Officer. Brad brings a wealth of industry, financial and accounting experience to the Company and is already well known within the organization. He has worked as a consultant for NATCO over the past 18 months in many different areas both domestically and internationally and has made many meaningful contributions to our strategic repositioning efforts and process improvements. He has a depth of knowledge about our company, our goals and objectives and has worked closely with the leadership team, which will help assure that our strong forward momentum continues uninterrupted."

Mr. Farnsworth said, "The opportunity for me to join NATCO is exciting, particularly at this time in the Company's history. I look forward to working with the leadership team in this new role and driving further efficiencies in our business processes to support continued growth."

Mr. Farnsworth is a Certified Public Accountant with over 30 years of industry finance and accounting experience. He began his career with PriceWaterhouse and had positions of increasing importance with the Coastal Corporation, KN Energy and Dynegy Inc. He has consulted for a number of energy companies prior to his business association with NATCO. He earned a Bachelor of Arts degree from Michigan State University and Master of Business Administration degree from the University of Colorado.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for nearly 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.